Exhibit 99.1

City National Corp. to Acquire Independence Investment LLC; Purchase Will Grow Noninterest Income and Increase Managed Assets to Nearly $27 Billion

    LOS ANGELES--(BUSINESS WIRE)--March 24, 2006--To further expand and diversify its successful wealth management business and capabilities, City National Corporation (NYSE:CYN) today announced a definitive agreement to acquire Independence Investment LLC from Manulife Financial Corporation.
    Independence is a 24-year-old investment firm that manages approximately $7.5 billion of U.S. equities on behalf of premier institutional clients, including corporate, public and Taft-Hartley pension plans, as well as foundations and endowments.
    The all-cash transaction is expected to close late in the second quarter, and City National expects it to be modestly accretive to earnings in 2006. Terms of the deal were not disclosed.
    This acquisition is expected to bring City National's assets under management to nearly $27 billion and its assets under management or administration to more than $47 billion, on a pro-forma basis. These totals do not include $7 billion of assets under management by firms in which the company holds minority interests. Noninterest income, which is now about 25 percent of City National's total revenue, is expected to grow to approximately 28 percent when the acquisition is completed.
    "We're very pleased that Independence will become City National's 12th and largest affiliated asset manager," said City National's Chief Executive Officer Russell Goldsmith. "This addition will significantly expand our outstanding asset management capabilities, particularly in the institutional market, where we see potential for additional growth. In addition to further diversifying our revenue and increasing noninterest income, this new alliance will broaden the selection of equity investment strategies we can offer clients, strengthen our growing network of asset management affiliates and facilitate the continued success of Independence.
    "Independence is an outstanding firm run by talented, smart and sophisticated professionals who share our commitment to superior client service, strong long-term investment performance and the highest standards of integrity and accountability. We believe the firm is well-positioned for meaningful growth now and in the years ahead," Goldsmith added.
    Independence actively manages U.S. equity investment strategies across a variety of market capitalization and investment style parameters, combining strong fundamental research with state-of-the-art quantitative analysis. Founded in 1982, Independence became part of Manulife Financial Corporation in 2004, when Manulife acquired John Hancock Financial Services, Inc.
    "We're pleased to join forces with City National and Convergent Capital Management," said Mark Lapman, Independence's president and chief executive officer. "This new partnership will support our continuing efforts to build a world-class, independently managed business. It also will further strengthen our ability to serve clients and take advantage of growth opportunities in the institutional marketplace."
    Independence will become an affiliate of Convergent Capital Management LLC, the Chicago-based asset management holding company that City National acquired in 2003. Directly or through Convergent Capital, City National owns majority interests in nine asset management firms and minority interests in two more. Together, these firms manage nearly $18 billion in assets. City National manages an additional $8.7 billion in assets through its internal investment arm, City National Asset Management.
    "We're pleased that Independence will be joining a well-regarded organization where it can continue to thrive," said Leo de Bever, executive vice president of Manulife Financial Corporation. "We will continue to focus on growing our equity, fixed income and alternative investment businesses on a globally integrated basis."
    Convergent Capital Management has succeeded both by fostering the growth of its affiliates and by continuing to expand through new acquisitions. The company invests in a variety of asset management and related firms, including investment counselors, asset managers and distribution platforms. All of its affiliates operate under their own names. They retain complete independence and control of their investment strategies, as well as meaningful equity positions that promote entrepreneurship.
    Independence will remain headquartered in Boston, Mass., and retain its name and its investment management philosophy and discipline. All of the investment firm's senior executives have signed employment agreements. These executives will have an ownership stake in their company for the first time.
    Berkshire Capital Securities LLC assisted Manulife and Independence with the transaction.

    About City National

    City National Corporation is a financial services company with $14.6 billion in total assets. Its wholly owned subsidiary, City National Bank, is California's Premier Private and Business Bank(R). The bank provides banking, investment and trust services through 55 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City. City National and its affiliates manage or administer approximately $39.6 billion in client trust and investment assets, including more than $19.3 billion under direct management.

    Forward-Looking Statements

    This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.
    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's markets,
(4) other-than-expected credit losses due to real estate cycles or other economic events, (5) earthquake or other natural disasters affecting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, and (7) the impact of changes in regulatory, judicial or legislative tax treatment of business transactions. Management cannot predict at this time the extent of the economic recovery, and a slowing or reversal could adversely affect our performance in a number of ways, including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.
    For a more complete discussion of these risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2005 and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

    CONTACT: City National Corporation
             Christopher J. Carey, 310-888-6777 (Investors)
             Chris.Carey@cnb.com
             or
             Cary Walker, 213-833-4715 (Media)
             Cary.Walker@cnb.com